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                                                                      Exhibit 11

                        Computation of Net Loss Per Share

                                                          Three Months Ended
                                                               March 31,
                                                          1997           1996
                                                       (unaudited)   (unaudited)

Net loss                                              $   (704,209)  $  (43,167)

Loss per common and common equivalent share:

   Weighted average number of shares of
   common stock outstanding during the
   periods after giving effect to the
   one-for-three reverse stock split                    12,087,997    1,326,522

   Common equivalent shares from stock
   options issued during the 12-month period
   prior to the registration statement filing
   using the treasury stock method                               -      198,924

   Conversion of the Series A Convertible
   Preferred Stock using the if-converted method                 -    4,959,901

   Conversion of the Series B Convertible
   Preferred Stock using the if-converted method                 -    2,591,613
                                                      -------------  -----------

   Shares used in calculation of net loss
   per share                                            12,087,997    9,076,960

   Net loss per common and common equivalent share    $      (0.06)  $    (0.00)
                                                      =============  ===========